UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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eBay Inc.
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On March 4, 2014, John Donahoe, President, Chief Executive Officer, and Director of eBay Inc. (the “Company”), sent the following letter to employees of the Company:
ACTIVIST INVESTOR UPDATE

Hello everyone,

As predicted, we’re having a public dialogue with activist investor Carl Icahn about the direction of our company. And his attacks have gotten personal, including accusations about our Board of Directors and me. We knew this would happen…unwarranted attacks are part of Mr. Icahn’s standard game plan. And it’s possible this will continue and intensify in the coming weeks leading up to our shareholder meeting. It’s disappointing, but it’s what he does. So we’ll continue to make sure people get a full, accurate picture of our company.

Some of you may be curious or unsure about what’s happening -- that’s understandable. Whenever we make a public statement, you’ll find it on eBayInc.com and The Hub. You can also find answers to the top employee questions on The Hub. And take a look at my “Boss Talk” interview in today’s Wall Street Journal.

Here are the key points to remember about Mr. Icahn’s proposals and public comments:
  eBay and PayPal are more successful and far more valuable together. The synergies are clear and mutually beneficial. It’s not a coincidence that PayPal and eBay have thrived together. eBay and PayPal make each other stronger. And working together we have created a leading global online marketplace and the most successful online global payment business. No surprise…our commerce competitors are trying to create their own payment engines too.
  Our board is world class. We have a blend of top leaders, operators and innovators, with varied and relevant experience. We have high standards for ethical and independent governance in the interest of our shareholders. It’s simply how we do business. That’s what do the right thing is all about. The board is also fully supportive of our strategy. You can read what our founder and board chair, Pierre Omidyar, had to say about board members Marc Andreessen and Scott Cook, as well as the way the Board managed the profitable sale of Skype.
Many people have asked me what they can do to help. It’s simple (but not always easy). I need each of you to stay focused. Make sure Mr. Icahn’s media statements don’t distract you from serving our customers, executing our plans and delivering growth. Let’s be relentless in our will to fight and our will to win. We’ll show our investors and the world who we really are through delivering great innovation, execution and results. I know I can count on you.

Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders. eBay intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation. EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013. To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on January 31, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC's website at www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com. Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.